SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Ulta Salon, Cosmetics & Fragrance, Inc.
(Name of Issuer)
Common Stock, $.01 par value per share
(Title of Class of Securities)
90384S303
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	90384S303	13G	Page	2	of	19 Pages

1	NAMES OF REPORTING PERSONS. GRP AQ, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
1 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	3	of	19 Pages

1	NAMES OF REPORTING PERSONS. GRP AQ, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
2 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	4	of	19 Pages

1	NAMES OF REPORTING PERSONS. GRP II Investors, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[3]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
3 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	5	of	19 Pages

1	NAMES OF REPORTING PERSONS. GRP II Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[4]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
4 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	6	of	19 Pages

1	NAMES OF REPORTING PERSONS. GRP Management Services Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[5]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
5 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	7	of	19 Pages

1	NAMES OF REPORTING PERSONS. GRPVC, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[6]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
6 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	8	of	19 Pages

1	NAMES OF REPORTING PERSONS. GRP Operations, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[7]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
7 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	9	of	19 Pages

1	NAMES OF REPORTING PERSONS. AOS Partners, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[8]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
8 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	10	of	19 Pages

1	NAMES OF REPORTING PERSONS. Hique, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%[9]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
9 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	11	of	19 Pages

1	NAMES OF REPORTING PERSONS. Steven E. Lebow

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		82,490

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		855,159

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		82,490

WITH	8	SHARED DISPOSITIVE POWER

		855,159

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	937,649

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.6%[10]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
10 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	12	of	19 Pages

1	NAMES OF REPORTING PERSONS. Yves Sisteron

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		186,315

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		79,388

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		186,315

WITH	8	SHARED DISPOSITIVE POWER

		79,388

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	265,703

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%[11]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
11 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	13	of	19 Pages

1	NAMES OF REPORTING PERSONS. Hervé J.F. Defforey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	France

	5	SOLE VOTING POWER

NUMBER OF		367,240

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		367,240

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	367,240

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.6%[12]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
12 Based on 59,456,027 shares of the Issuer’s Common Stock outstanding as of November 24, 2010, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 2, 2010.

CUSIP No.	90384S303	13G	Page	14	of	19 Pages
Item 1(a). Name of Issuer:
Ulta Salon, Cosmetics & Fragrance, Inc.
Item 1(b). Address of Issuer’s Principal Executive Offices:
1000 Remington Blvd., Suite 120
Bolingbrook, IL 60440
Item 2(a). Name of Person Filing:
     (1) GRP AQ, L.P.
     (2) GRP AQ, Inc.
     (3) GRP II Investors, L.P.
     (4) GRP II Partners, L.P.
     (5) GRP Management Services Corp.
     (6) GRPVC, L.P.
     (7) GRP Operations, Inc.
     (8) AOS Partners, LP
     (9) Hique, Inc.
     (10) Steven E. Lebow
     (11) Yves Sisteron
     (12) Hervé J.F. Defforey
Item 2(b). Address of Principal Business Office or, if none, Residence:
2121 Avenue of the Stars
16th Floor
Los Angeles, California 90067-5014
Attn: Steven Dietz
Item 2(c). Citizenship:
GRP AQ, L.P., GRP AQ, Inc., GRP II Investors, L.P., GRP II Partners, L.P., GRP Management Services Corp., GRPVC, L.P., GRP Operations, Inc., AOS Partners, LP and Hique, Inc.:
Delaware
Steven E. Lebow:
United States
Yves Sisteron:
United States
Hervé J.F. Defforey:
France

CUSIP No.	90384S303	13G	Page	15	of	19 Pages
Item 2(d). Title of Class of Securities:
Common Stock, $.01 par value per share
Item 2(e). CUSIP Number:
90384S303

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.
Item 4. Ownership.
The information in items 1 and 5 through 11 on the cover pages (pp. 2-13) of this Schedule 13G is hereby incorporated by reference. GRPVC, L.P. (“GRPVC”) is the general partner of GRP II Partners, L.P. (“GRP II Partners”). GRP Management Services Corp. (“GRPMSC”) is the general partner of GRPVC and GRP II Investors, L.P. (“GRP II Investors”). Hique, Inc. (“Hique”) is the general partner of AOS Partners, LP. Messrs. Lebow, Sisteron and Defforey are members of the investment committee of GRP II Partners and GRP II Investors. Messrs. Lebow, Sisteron and Defforey own a majority of the voting stock of GRPMSC. Mr. Sisteron and Mr. Defforey own a majority of the voting stock of GRP AQ, Inc., which is the general partner of GRP AQ, L.P. Messrs. Lebow, Sisteron and Defforey disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein.
Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

CUSIP No.	90384S303	13G	Page	16	of	19 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
Please see attached Exhibit 1.
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certifications.
Not applicable.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2011

GRP AQ, L.P.
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for GRP AQ, L.P.*

GRP AQ, Inc.
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for GRP AQ, Inc.******

GRP II Investors, L.P.
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for GRP II Investors, L.P.**

GRP II Partners, L.P.
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for GRP II Partners, L.P.**

GRP Management Services Corp.
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for GRP Management Services Corp.**

GRPVC, L.P.
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for GRPVC, L.P.***

GRP Operations, Inc.
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for GRP Operations, Inc.******

CUSIP No.	90384S303	13G	Page	18	of	19 Pages

AOS Partners, LP
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for AOS Partners, LP****

Hique, Inc.
By:	/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact for Hique,Inc.****

/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact
for Steven E. Lebow*****

/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact
for Yves Sisteron*****

/s/ Robert S. Guttman
Robert S. Guttman, as attorney-in-fact
for Hervé J.F. Defforey*****

*	Robert S. Guttman is signing on behalf of GRP AQ, L.P. as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on August 10, 2009, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing on Form 4/A for Ulta Salon, Cosmetics & Fragrance, Inc.

**	Robert S. Guttman is signing on behalf of GRP II Investors, L.P., GRP II Partners, L.P. and GRP Management Services Corp. as attorney-in-fact pursuant to a power of attorney for each entity previously filed with the Securities and Exchange Commission on November 1, 2007, and hereby incorporated by reference herein. Each power of attorney was filed as an attachment to a filing on Form 3/A for Ulta Salon, Cosmetics & Fragrance, Inc.

***	Robert S. Guttman is signing on behalf of GRPVC, L.P. as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 12, 2008, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing on Schedule 13G for Ulta Salon, Cosmetics & Fragrance, Inc.

****	Robert S. Guttman is signing on behalf of AOS Partners, LP and Hique, Inc. as attorney-in-fact pursuant to a power of attorney for each entity previously filed with the Securities and Exchange Commission on December, 23 2009, and hereby incorporated by reference herein. Each power of attorney was filed as an attachment to a filing on Form 3 for Ulta Salon, Cosmetics & Fragrance, Inc.

*****	Robert S. Guttman is signing on behalf of Steven E. Lebow, Yves Sisteron, and Hervé J.F. Defforey as attorney-in-fact pursuant to a power of attorney for each individual previously filed with the Securities and Exchange Commission on October 24, 2007, and hereby incorporated by reference herein. Each power of attorney was filed as an attachment to a filing on Form 3 for Ulta Salon, Cosmetics & Fragrance, Inc.

******	Robert S. Guttman is signing on behalf of GRP AQ, Inc. and GRP Operations, Inc. as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 16, 2010, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing on Schedule 13G for Ulta Salon, Cosmetics & Fragrance, Inc.

EXHIBIT 1
Group Members
     (1) GRP AQ, L.P.
     (2) GRP AQ, Inc.
     (3) GRP II Investors, L.P.
     (4) GRP II Partners, L.P.
     (5) GRP Management Services Corp.
     (6) GRPVC, L.P.
     (7) GRP Operations, Inc.
     (8) AOS Partners, LP
     (9) Hique, Inc.
     (10) Steven E. Lebow
     (11) Yves Sisteron
     (12) Hervé J.F. Defforey